Exhibit 2.1

REORGANIZATION AGREEMENT

This REORGANIZATION AGREEMENT (together with all Schedules and Exhibits hereto, this “Agreement”), dated as of November 30, 2016 is entered into by and between BANDWIDTH.COM, INC., a Delaware corporation (“BW”), and REPUBLIC WIRELESS, INC., a Delaware corporation (“Republic Wireless”). Certain capitalized terms used herein have the meanings ascribed thereto in Section 7.1.

RECITALS:

WHEREAS, Republic Wireless is and prior to the Spin-Off (as defined below) will be a wholly-owned Subsidiary of BW;

WHEREAS, the BW Board has determined that it is appropriate and in the best interests of BW and its stockholders to reorganize its assets and liabilities by means of the Spin-Off (as defined below) of Republic Wireless;

WHEREAS, the parties desire to effect the transactions contemplated by this Agreement, including the Restructuring (as defined below) and the distribution (the “Distribution”), by means of a dividend, of all of the issued and outstanding shares of common stock of Republic Wireless to the holders of record on the Record Date (as defined below) of BW’s Class A Voting Common Stock, par value $0.001 per share (“BWCA”), Class B Non-Voting Common Stock, par value $0.001 per share (“BWCB”), and Series A Convertible Preferred Stock, par value $0.001 per share (“BWSA” and together with BWCA and BWCB, the “Bandwidth Stock”);

WHEREAS, the transactions contemplated by this Agreement, including the Restructuring and the Distribution, have been approved by the BW Board and, to the extent applicable, the Republic Wireless Board, and are motivated in whole or substantial part by certain substantial corporate business purposes of BW and Republic Wireless;

WHEREAS, the transactions contemplated by this Agreement, including the Contribution and the Distribution (together, the “Spin-Off”) are intended to qualify under, among other provisions, Sections 355 and 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and are expected to accomplish certain corporate business purposes of BW and Republic Wireless (which corporate business purposes are substantially unrelated to U.S. federal tax matters);

WHEREAS, this Agreement constitutes a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations promulgated thereunder; and

WHEREAS, the parties wish to set forth in this Agreement the terms on which, and the conditions subject to which, they intend to implement the measures referred to above and elsewhere herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, the parties to this Agreement hereby agree as follows:

ARTICLE I

THE RESTRUCTURING

1.1 Restructuring.

(a) The parties have taken or will take, and have caused or will cause their respective Subsidiaries to take, all actions that are necessary or appropriate to implement and accomplish the transactions contemplated by each of the steps set forth in the Restructuring Plan (collectively, the “Restructuring”); provided, that all of such steps will be completed by no later than the Effective Time.

(b) The Contribution and the Distribution are intended to be part of the same plan of reorganization, even though there may be delays between the completion of certain of the transactions.

1.2 Transfer of Republic Wireless Assets and Republic Wireless Businesses; Assumption of Republic Wireless Liabilities.

On the terms and subject to the conditions of this Agreement, and in furtherance of the Restructuring and the Spin-Off:

(a) BW, by no later than immediately before the Effective Time, will cause all of its (or its Subsidiaries’) rights, title and interest in and to all of the Republic Wireless Assets and Republic Wireless Businesses to be contributed, assigned, transferred, conveyed and delivered, directly or indirectly, to Republic Wireless, and Republic Wireless agrees to accept or cause to be accepted all such rights, title and interest in and to all the Republic Wireless Assets and Republic Wireless Businesses. All Republic Wireless Assets are being transferred on an “as is, where is” basis, without any warranty whatsoever on the part of BW.

(b) BW, by no later than immediately before the Effective Time, will cause all of the Republic Wireless Liabilities to be assigned, directly or indirectly, to Republic Wireless, and Republic Wireless agrees to accept, assume, perform, discharge and fulfill all of the Republic Wireless Liabilities in accordance with their respective terms.

(c) Upon completion of the transactions contemplated by Sections 1.2(a) and (b) above: (i) Republic Wireless will own, directly or indirectly, the Republic Wireless Businesses and the Republic Wireless Assets and be subject to the Republic Wireless Liabilities; and (ii) BW will continue to own, directly or indirectly, the BW Retained Businesses and the BW Retained Assets and continue to be subject to the BW Retained Liabilities.

1.3 Third Party Consents and Government Approvals. To the extent that either the Distribution or any step in the Restructuring Plan requires a consent of any third party or a Governmental Authorization, the parties will use commercially reasonable efforts to obtain each such consent and Governmental Authorization at or prior to the time such consent or Governmental Authorization is required in order to lawfully effect the Distribution and each step in the Restructuring Plan.

1.4 Further Actions. From and after the Effective Time, upon the reasonable request of a party hereto, each other party hereto will promptly take, or cause its Subsidiaries to promptly take, all commercially reasonable actions necessary or appropriate to fully accomplish the Restructuring and to give effect to the transactions provided for in this Agreement, including each step in the Restructuring Plan, in accordance with the purposes hereof.

1.5 Restructuring Documents. All documents and instruments used to effect the Restructuring and otherwise to comply with this Agreement will be in form satisfactory to BW, Republic Wireless and any additional signatories hereto.

1.6 Qualification as Reorganization. For U.S. federal income tax purposes, (1) each step of the Restructuring is generally intended to be undertaken in a manner so that no gain or loss is recognized (and no income is taken into account) by BW, Republic Wireless or their respective Subsidiaries, and (2) the Contribution and the Distribution are intended to qualify as a tax-free reorganization under Sections 368(a) and 355 of the Code.

ARTICLE II

THE DISTRIBUTION

2.1 The Distribution.

(a) The BW Board will have the authority and right: (i) to declare or refrain from declaring the Distribution; (ii) to establish and change the date and time of the record date for the Distribution (the “Record Date”); (iii) to establish and change the date and time at which the Distribution will be effective (the “Distribution Date”); and (iv) prior to the Distribution Date, to establish and change the procedures for effecting the Distribution; subject, in all cases, to the applicable provisions of the DGCL.

(b) On the Distribution Date, subject to the conditions to the Distribution set forth in Section 2.2, BW will cause to be distributed to the holders of record of Bandwidth Stock on the Record Date (such holders, the “BW Record Holders”), as a dividend, all the issued and outstanding shares of Republic Wireless Stock on the basis of (i) one share of Class A Voting Common Stock, par value $0.001 per share, of Republic Wireless (“Republic Wireless Class A Voting Common Stock”) for each share of BWCA held of record on the Record Date, (ii) one share of Class B Non-Voting Common Stock, par value $0.001 per share, of Republic Wireless (“Republic Wireless Class B Non-Voting Common Stock and together with the Republic Wireless Class A Voting Common Stock, “Republic Wireless Stock”) for each share of BWCB held of record on the Record Date, and (iii) one share of Republic Wireless Class A Voting Common Stock for each share of BWSA held of record on the Record Date, in each case with cash being issued in lieu of fractional shares of Republic Wireless Stock.

(c) Prior to the Distribution Date and in accordance with the Restructuring Plan, Republic Wireless will cause the Republic Wireless Charter to be filed with the Delaware Secretary of State, whereupon the issued and then outstanding shares of Republic Wireless Stock (all of which will be owned by BW), will automatically be reclassified into: (i) a number of shares of Republic Wireless Class A Voting Common Stock equal to the product, rounded down to the nearest whole share, of (A) the number of shares of BWCA outstanding as of the Record Date and (B) 1.00, (ii) a number of shares of Republic Wireless Class B Non-Voting Common Stock equal to the product, rounded down to the nearest whole share, of (A) the number of BWCB outstanding as of the Record Date and (B) 1.00, and (iii) a number of shares of Republic Wireless Class A Voting Common Stock equal to the product, rounded down to the nearest whole share, of (A) the number of shares of BWSA outstanding as of the Record Date and (B) 1.00.

(d) BW will take such action, if any, as may be necessary or appropriate under applicable state and foreign securities and “blue sky” laws to permit the Distribution to be effected in compliance, in all material respects, with such laws.

2.2 Conditions to the Distribution. The Distribution is subject to the satisfaction of the following conditions:

(a) the BW Board will have taken all necessary corporate action to establish the Record Date and to declare the dividends in order to effect the Distribution in accordance with the BW Charter and bylaws and the DGCL;

(b) BW will have received the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, in form and substance reasonably acceptable to BW, to the effect that the Spin-Off should qualify as a tax-free transaction under Section 355, Section 368(a)(1)(D) and related provisions of the Code and that, for U.S. federal income tax purposes, (i) no gain or loss will be recognized by BW upon the distribution of Republic Wireless Stock in the Spin-Off, and (ii) no gain or loss will be recognized by, and no amount will be included in the income of, holders of Bandwidth Stock upon the receipt of shares of Republic Wireless Stock in the Spin-Off (except with respect to the receipt of cash in lieu of fractional shares of Republic Wireless Stock); and

(c) any other regulatory or contractual approvals that the BW Board determines to obtain will have been so obtained and be in full force and effect.

The foregoing conditions are for the sole benefit of BW and will not in any way limit BW’s right to amend, modify or terminate this Agreement in accordance with Section 6.1. Any of the foregoing conditions set forth in Section 2.2(d) and (e) may be waived by the BW Board and any determination made by the BW Board prior to the Distribution concerning the satisfaction or waiver of any condition set forth in this Section 2.2 will be final and conclusive.

2.3 Treatment of Outstanding Equity Awards.

(a) Certain current and former employees, non-employee directors and consultants of BW have been granted options in respect of Bandwidth Stock pursuant to various stock incentive plans of BW administered by the BW Board (collectively, “Awards”). BW and Republic Wireless will use commercially reasonable efforts to take all actions necessary or appropriate so that Awards that are outstanding immediately prior to the Effective Time are adjusted as set forth in this Section 2.3.

(b) As of the Effective Time, and as determined by the BW Board pursuant to its authority granted under the applicable stock incentive plan of BW, each holder of a BW Option (whether unvested, partially vested or fully vested) (each such BW Option, an “Outstanding BW Option”), will receive an option to purchase shares of the corresponding series of Republic Wireless Stock (a “Republic Wireless Option”) and an adjustment to the Outstanding BW Option (as so adjusted, an “Adjusted BW Option”) such that the pre-Spin-Off intrinsic value of the Outstanding BW Option is allocated between the Republic Wireless Option and the Adjusted BW Option.

(c) Except as described herein, all other terms of the Republic Wireless Options and the Adjusted BW Options (including the vesting terms thereof) will, in all material respects, be the same as those of the corresponding Outstanding BW Options; provided, that (i) the terms and conditions of exercise of the Republic Wireless Options will in any event be determined in a manner consistent with Section 409A of the Code, and (ii) the terms and conditions of each Adjusted BW Option and each Republic Wireless Option will be modified as described in Section 5.1 and Section 5.2 of the Employee Matters Agreement. In the event of any conflict between Section 5.1 or Section 5.2 of such Employee Matters Agreement and this Section 2.3(c), Section 5.1 or Section 5.2 of such Employee Matters Agreement will control.

(d) From and after the Effective Time, Republic Wireless Options, regardless of by whom held, will be settled by Republic Wireless pursuant to the terms of the Republic Wireless Equity Compensation Plan. The obligation to deliver (i) shares of Republic Wireless Stock upon the exercise of Republic Wireless Options will be the sole obligation of Republic Wireless, and BW will have no Liability in respect thereof.

(e) It is intended that the Republic Wireless Equity Compensation Plan be considered, as to any Republic Wireless Option, that is issued as part of the adjustment provisions of this Section 2.3, to be a successor plan to the stock incentive plan of BW pursuant to which the BW Option was issued, and Republic Wireless will be deemed to have assumed the obligations under the applicable stock incentive plans of BW to make the adjustments to the Awards set forth in this Section 2.3.

(f) With respect to Awards adjusted and any equity awards issued as a result of such adjustments (collectively, “Spin Awards”), in each case, pursuant to this Section 2.3, service after the Effective Time as an employee or non-employee director of, or consultant to, BW, Republic Wireless, or any of their respective Subsidiaries will be treated as service to BW and Republic Wireless and their respective Subsidiaries for all purposes under such Spin Awards following the Effective Time.

(g) Neither the Effective Time nor any other transaction contemplated by the Restructuring Plan or this Agreement will be considered a termination of employment for any employee of BW, Republic Wireless or any of their respective Subsidiaries for purposes of any Post Spin Award.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Parties. Each party hereto represents and warrants to the other as follows:

(a) Organization and Qualification. Such party is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, has all requisite corporate power and authority to own, use, lease or operate its properties and assets, and to conduct the business heretofore conducted by it, and is duly qualified to do business and is in good standing in each jurisdiction in which the properties owned, used, leased or operated by it or the nature of the business conducted by it requires such qualification, except in such jurisdictions where the failure to be so qualified and in good standing would not have a material adverse effect on its business, financial condition or results of operations or its ability to perform its obligations under this Agreement.

(b) Authorization and Validity of Agreement. Such party has all requisite power and authority to execute, deliver and perform its obligations under this Agreement, the agreements and instruments to which it is to be a party required to effect the Restructuring (the “Restructuring Agreements”) and the agreements to be delivered by it at the Closing pursuant to Section 5.3 (the “Other Agreements”). The execution, delivery and performance by such party of this Agreement, the Restructuring Agreements and the Other Agreements and the consummation by it of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors, managing members or analogous governing body of such party and, to the extent required by law, its stockholders or members, and no other corporate or other action on its part is necessary to authorize the execution and delivery by such party of this Agreement, the Restructuring Agreements and the Other Agreements, the performance by it of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby. This Agreement has been, and each of the Restructuring Agreements and each of the Other Agreements, when executed and delivered, will be, duly executed and delivered by such party and each is, or will be, a valid and binding obligation of such party, enforceable in accordance with its terms.

3.2 No Approvals or Notices Required; No Conflict with Instruments. The execution, delivery and performance by such party of this Agreement, the Restructuring Agreements and the Other Agreements, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, constitute a default under, or result in the creation of any lien, charge or encumbrance upon any of its assets pursuant to the terms of, the charter or bylaws (or similar formation or governance instruments) of such party, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which it is a party or by which it or any of its assets are bound, or any law, rule, regulation, judgment, order or decree of any court or governmental authority having jurisdiction over it or its properties.

3.3 No Other Reliance. In determining to enter into this Agreement, the Restructuring Agreements and the Other Agreements, and to consummate the transactions contemplated hereby and thereby, such party has not relied on any representation, warranty, promise or agreement other than those expressly contained herein or therein, and no other representation, warranty, promise or agreement has been made or will be implied. Except as otherwise expressly set forth herein or in the Restructuring Agreements or the Other Agreements, all Republic Wireless Assets and Republic Wireless Businesses are being transferred on an “as is, where is” basis, at the risk of the transferee, without any warranty whatsoever on the part of the transferor and from and after the Effective Time.

ARTICLE IV

COVENANTS

4.1 Cross-Indemnities.

(a) Republic Wireless hereby covenants and agrees, on the terms and subject to the limitations set forth in this Article IV, from and after the Closing, to indemnify and hold harmless BW, its Subsidiaries and their respective current and former directors, officers and employees, and each of the heirs, executors, trustees, administrators, successors and assigns of any of the foregoing (the “BW Indemnified Parties”) from and against any Losses incurred by the BW Indemnified Parties (in their capacities as such) to the extent arising out of or resulting from any of the following:

(i) the conduct of the Republic Wireless Businesses (whether before or after the Closing);

(ii) the Republic Wireless Assets;

(iii) the Republic Wireless Liabilities (whether incurred before or after the Closing); or

(iv) any breach of, or failure to perform or comply with, any covenant, undertaking or obligation of Republic Wireless or any of its Subsidiaries under this Agreement, any Restructuring Agreement or any Other Agreement.

(b) BW hereby covenants and agrees, on the terms and subject to the limitations set forth in this Article IV, from and after the Closing, to indemnify and hold harmless Republic Wireless, its Subsidiaries and their respective current and former directors, officers and employees, and each of the heirs, executors, trustees, administrators, successors and assigns of any of the foregoing (the “Republic Wireless Indemnified Parties”) from and against any Losses incurred by the Republic Wireless Indemnified Parties (in their capacities as such) to the extent arising out of or resulting from:

(i) the conduct of the BW Retained Businesses (whether before or after the Closing);

(ii) the BW Retained Assets;

(iii) the BW Retained Liabilities (whether incurred before or after the Closing); or

(iv) any breach of, or failure to perform or comply with, any covenant, undertaking or obligation of BW or any of its Subsidiaries (other than the Republic Wireless Entities) under this Agreement, any Restructuring Agreement or any Other Agreement.

(c) The indemnification provisions set forth in Sections 4.1(a) and (b) will not apply to: (i) any Losses the responsibility for which is expressly covered by the Tax Sharing Agreement or the Employee Matters Agreement; (ii) any Losses incurred by any Republic Wireless Entity pursuant to any contractual obligation (other than this Agreement, the Restructuring Agreements or the Other Agreements) existing on or after the Closing Date between (x) BW or any of its Subsidiaries or Affiliates, on the one hand, and (y) Republic Wireless or any of its Subsidiaries or Affiliates, on the other hand; and (iii) any Losses incurred by any BW Entity pursuant to any contractual obligation (other than this Agreement, the Restructuring Agreements or the Other Agreements) existing on or after the Closing Date between (x) BW or any of its Subsidiaries or Affiliates, on the one hand, and (y) Republic Wireless or any of its Subsidiaries or Affiliates, on the other hand.

(d) (i) In connection with any indemnification provided for in this Section 4.1, the party seeking indemnification (the “Indemnitee”) will give the party from which indemnification is sought (the “Indemnitor”) prompt notice whenever it comes to the attention of the Indemnitee that the Indemnitee has suffered or incurred, or may suffer or incur, any Losses for which it is entitled to indemnification under this Section 4.1, and, if and when known, the facts constituting the basis for such claim and the projected amount of such Losses (which will not be conclusive as to the amount of such Losses), in each case in reasonable detail. Without limiting the generality of the foregoing, in the case of any Action commenced by a third party for which indemnification is being sought (a “Third-Party Claim”), such notice will be given no later than ten business days following receipt by the Indemnitee of written notice of such Third-Party Claim. Failure by any Indemnitee to so notify the Indemnitor will not affect the rights of such Indemnitee hereunder except to the extent that such failure has a material prejudicial effect on the defenses or other rights available to the Indemnitor with respect to such Third Party Claim. The Indemnitee will deliver to the Indemnitor as promptly as practicable, and in any event within five business days after Indemnitee’s receipt, copies of all notices, court papers and other documents received by the Indemnitee relating to any Third-Party Claim.

(ii) After receipt of a notice pursuant to Section 4.1(d)(i) with respect to any Third-Party Claim, the Indemnitor will be entitled, if it so elects, to take control of the defense and investigation with respect to such Third-Party Claim and to employ and engage attorneys reasonably satisfactory to the Indemnitee to handle and defend such claim, at the Indemnitor’s cost, risk and expense, upon written notice to the Indemnitee of such election, which notice acknowledges the Indemnitor’s obligation to provide indemnification under this Agreement with respect to any Losses arising out of or relating to such Third-Party Claim. The Indemnitor will not settle any Third-Party Claim that is the subject of indemnification without the written consent of the Indemnitee, which consent will not be unreasonably withheld, conditioned or delayed; provided, however, that, after reasonable notice, the Indemnitor may settle a claim without the Indemnitee’s consent if such settlement (A) makes no admission or acknowledgment of Liability or culpability with respect to the Indemnitee, (B) includes a complete release of the Indemnitee and (C) does not seek any relief against the Indemnitee other than the payment of money damages to be borne by the Indemnitor. The Indemnitee will cooperate in all reasonable respects with the Indemnitor and its attorneys in the investigation, trial and defense of any lawsuit or action with respect to such Claim and any appeal arising therefrom (including the filing in the Indemnitee’s name of appropriate cross-claims and counterclaims). The Indemnitee may, at its own cost, participate in any investigation, trial and defense of any Third-Party Claim controlled by the Indemnitor and any appeal arising therefrom, including participating in the process with respect to the potential settlement or compromise thereof. If the Indemnitee has been advised by its counsel that there may be one or more legal defenses available to the Indemnitee that conflict with those available to, or that are not available to, the Indemnitor (“Separate Legal Defenses”), or that there may be actual or potential differing or conflicting interests between the Indemnitor and the Indemnitee in the conduct of the defense of such Third-Party Claim, the Indemnitee will have the right, at the expense of the Indemnitor, to engage separate counsel reasonably acceptable to the Indemnitor to handle and defend such Third-Party Claim, provided, that, if such Third-Party Claim can be reasonably separated between those portion(s) for which Separate Legal Defenses are available (“Separable Claims”) and those for which no Separate Legal Defenses are available, the Indemnitee will instead have the right, at the expense of the Indemnitor, to engage separate counsel reasonably acceptable to the Indemnitor to handle and defend the Separable Claims, and the Indemnitor will not have the right to control the defense or investigation of such Separable Claims (and, in which case, the Indemnitor will have the right to control the defense or investigation of the remaining portion(s) of such Third-Party Claim).

(iii) If, after receipt of a notice pursuant to Section 4.1(d)(i) with respect to any Third-Party Claim as to which indemnification is available hereunder, the Indemnitor does not undertake to defend the Indemnitee against such Third-Party Claim, whether by not giving the Indemnitee timely notice of its election to so defend or otherwise, the Indemnitee may, but will have no obligation to, assume its own defense, at the expense of the Indemnitor (including attorneys fees and costs), it being understood that the Indemnitee’s right to indemnification for such Third Party Claim will not be adversely affected by its assuming the defense of such Third Party Claim. The Indemnitor will be bound by the result obtained with respect thereto by the Indemnitee; provided, that the Indemnitee may not settle any lawsuit or action with respect to which the Indemnitee is entitled to indemnification hereunder without the consent of the Indemnitor, which consent will not be unreasonably withheld, conditioned or delayed; provided further, that such consent will not be required if (i) the Indemnitor had the right under this Section 4.1 to undertake control of the defense of such Third-Party Claim and, after notice, failed to do so within thirty days of receipt of such notice (or such lesser period as may be required by court proceedings in the event of a litigated matter), or (ii) (x) the Indemnitor does not have the right to control the defense of the entirety of such Third-Party Claim pursuant to Section 4.1(d)(ii) or (y) the Indemnitor does not have the right to control the defense of any Separable Claim pursuant to Section 4.1(d)(ii) (in which case such settlement may only apply to such Separable Claims), the Indemnitee provides reasonable notice to Indemnitor of the settlement, and such settlement (A) makes no admission or acknowledgment of Liability or culpability with respect to the Indemnitor, (B) does not seek any relief against the Indemnitor and (C) does not seek any relief against the Indemnitee for which the Indemnitor is responsible other than the payment of money damages.

(e) In no event will the Indemnitor be liable to any Indemnitee for any special, consequential, indirect, collateral, incidental or punitive damages, however caused and on any theory of liability arising in any way out of this Agreement, whether or not such Indemnitor was advised of the possibility of any such damages; provided, that the foregoing limitations will not limit a party’s indemnification obligations for any Losses incurred by an Indemnitee as a result of the assertion of a Third Party Claim.

(f) The Indemnitor and the Indemnitee will use commercially reasonable efforts to avoid production of confidential information, and to cause all communications among employees, counsel and others representing any party with respect to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privilege.

(g) The Indemnitor will pay all amounts payable pursuant to this Section 4.1 by wire transfer of immediately available funds, promptly following receipt from an Indemnitee of a bill, together with all accompanying reasonably detailed backup documentation, for any Losses that are the subject of indemnification hereunder, unless the Indemnitor in good faith disputes the amount of such Losses or whether such Losses are covered by the Indemnitor’s indemnification obligation in which event the Indemnitor will promptly so notify the Indemnitee. In any event, the Indemnitor will pay to the

Indemnitee, by wire transfer of immediately available funds, the amount of any Losses for which it is liable hereunder no later than three (3) days following any final determination of the amount of such Losses and the Indemnitor’s liability therefor. A “final determination” will exist when (a) the parties to the dispute have reached an agreement in writing or (b) a court of competent jurisdiction will have entered a final and non-appealable order or judgment.

(h) If the indemnification provided for in this Section 4.1 will, for any reason, be unavailable or insufficient to hold harmless an Indemnitee in respect of any Losses for which it is entitled to indemnification hereunder, then the Indemnitor will contribute to the amount paid or payable by such Indemnitee as a result of such Losses, in such proportion as will be appropriate to reflect the relative benefits received by and the relative fault of the Indemnitor on the one hand and the Indemnitee on the other hand with respect to the matter giving rise to such Losses.

(i) The remedies provided in this Section 4.1 will be cumulative and will not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against an Indemnitor, subject to Section 4.1(e).

(j) The rights and obligations of the BW Indemnified Persons and the Republic Wireless Indemnified Persons under this Section 4.1 will survive the Spin-Off.

(k) For the avoidance of doubt, the provisions of this Section 4.1 are not intended to, and will not, apply to any Loss, claim or Liability to which the provisions of the Tax Sharing Agreement or the Employee Matters Agreement are applicable.

(l) To the fullest extent permitted by applicable law, the Indemnitor will indemnify the Indemnitee against any and all reasonable fees, costs and expenses (including attorneys’ fees), incurred in connection with the enforcement of his, her or its rights under this Section 4.1.

4.2 Intentionally Deleted.

4.3 Further Assurances. At any time before or after the Closing, each party hereto covenants and agrees to make, execute, acknowledge and deliver such instruments, agreements, consents, assurances and other documents, and to take all such other commercially reasonable actions, as any other party may reasonably request and as may reasonably be required in order to carry out the purposes and intent of this Agreement and to implement the terms hereof.

4.4 Specific Performance. Each party hereby acknowledges that the benefits to the other party of the performance by such party of its obligations under this Agreement are unique and that the other party is willing to enter into this Agreement only in reliance that such party will perform such obligations, and agrees that monetary damages may not afford an adequate remedy for any failure by such party to perform any of such obligations. Accordingly, each party hereby agrees that the other party will have the right to enforce the specific performance of such party’s obligations hereunder and irrevocably waives any requirement for securing or posting of any bond or other undertaking in connection with the obtaining by the other party of any injunctive or other equitable relief to enforce their rights hereunder.

4.5 Access to Information.

(a) Each party will provide to the other party, at any time before or after the Distribution Date, upon written request and promptly after the request therefor (subject in all cases, to any bona fide concerns of attorney-client or work-product privilege that any party may reasonably have and any restrictions contained in any agreements or contracts to which any party or its Subsidiaries is a party (it being understood that each of BW and Republic Wireless will use its reasonable best efforts to provide any such information in a manner that does not result in a violation of a privilege)), any information in its possession or under its control that the requesting party reasonably needs (i) to comply with reporting, filing or other requirements imposed on the requesting party by a foreign or U.S. federal, state or local judicial, regulatory or administrative authority having jurisdiction over the requesting party or its Subsidiaries, (ii) to enable the requesting party to institute or defend against any action, suit or proceeding in any foreign or U.S. federal, state or local court or (iii) to enable the requesting party to implement the transactions contemplated hereby, including but not limited to performing its obligations under this Agreement, the Restructuring Agreements and the Other Agreements.

(b) Any information belonging to a party that is provided to another party pursuant to Section 4.5(a) will remain the property of the providing party. The parties agree to cooperate in good faith to take all reasonable efforts to maintain any legal privilege that may attach to any information delivered pursuant to this Section 4.5 or which otherwise comes into the receiving party’s possession and control pursuant to this Agreement. Nothing contained in this Agreement will be construed as granting or conferring license or other rights in any such information.

(c) The party requesting any information under this Section 4.5 will reimburse the providing party for the reasonable out of pocket costs, if any, of creating, gathering and copying such information, to the extent that such costs are incurred for the benefit of the requesting party. No party will have any Liability to any other party if any information exchanged or provided pursuant to this Agreement that is an estimate or forecast, or is based on an estimate or forecast, is found to be inaccurate, absent willful misconduct or fraud by the party providing such information.

(d) For the avoidance of doubt, the provisions of this Section 4.5 are not intended to, and will not, apply to any information relating to matters governed by the Tax Sharing Agreement or the Employee Matters Agreement, which will be subject to the provisions thereof in lieu of this Section 4.5.

4.6 Confidentiality. Each party will keep confidential for five years following the Closing Date (or for three years following disclosure to such party, whichever is longer), and will use reasonable efforts to cause its officers, directors, members, employees, Affiliates and agents to keep confidential during such period, all Proprietary Information of the other party, in each case to the extent permitted by applicable law.

(a) “Proprietary Information” means any proprietary ideas, plans and information, including information of a technological or business nature, of a party (in this context, the “Disclosing Party”) (including all trade secrets, intellectual property, data, summaries, reports or mailing lists, in whatever form or medium whatsoever, including oral communications, and however produced or reproduced), that is marked proprietary or confidential, or that bears a marking of like import, or that the Disclosing Party states is to be considered proprietary or confidential, or that a reasonable and prudent person would consider proprietary or confidential under the circumstances of its disclosure. Without limiting the foregoing, all information of the types referred to in the immediately preceding sentence to the extent used by Republic Wireless or the Republic Wireless Businesses or which constitute Republic Wireless Assets on or prior to the Closing Date will constitute Proprietary Information of Republic Wireless for purposes of this Section 4.6.

(b) Anything contained herein to the contrary notwithstanding, information of a Disclosing Party will not constitute Proprietary Information (and the other party (in this context, the “Receiving Party”) will have no obligation of confidentiality with respect thereto), to the extent such information: (i) is in the public domain other than as a result of disclosure made in breach of this Agreement or breach of any other agreement relating to confidentiality between the Disclosing Party and the Receiving Party;

(ii) was lawfully acquired by the Disclosing Party from a third party not bound by a confidentiality obligation; (iii) is approved for release by prior written authorization of the Disclosing Party, or (iv) is disclosed in order to comply with a judicial order issued by a court of competent jurisdiction, or to comply with the laws or regulations of any governmental authority having jurisdiction over the Receiving Party, in which event the Receiving Party will give prior written notice to the Disclosing Party of such disclosure as soon as or to the extent practicable and will cooperate with the Disclosing Party in using reasonable efforts to disclose the least amount of such information required and to obtain an appropriate protective order or equivalent, and provided that the information will continue to be Proprietary Information to the extent it is covered by a protective order or equivalent or is not so disclosed.

4.7 Notices Regarding Transferred Assets. Any transferor of an Asset or Liability in the Restructuring that receives a notice or other communication from any third party, or that otherwise becomes aware of any fact or circumstance, after the Restructuring, relating to such Asset or Liability, will use commercially reasonable efforts to promptly forward the notice or other communication to the transferee thereof or give notice to such transferee of such fact or circumstance of which it has become aware. The parties will cause their respective Subsidiaries to comply with this Section 4.7.

4.8 Treatment Of Payments. The parties agree to treat all payments made pursuant to this Agreement in accordance with Section 4.4 of the Tax Sharing Agreement and to increase or reduce any amount paid hereunder if such payment would have been required to be increased or reduced under such section if it were a payment made pursuant to the Tax Sharing Agreement.

ARTICLE V

CLOSING

5.1 Closing. Unless this Agreement is terminated and the transactions contemplated by this Agreement abandoned pursuant to the provisions of Article VI, and subject to the satisfaction or waiver of all conditions set forth in each of Sections 2.2 and 5.2, the closing of the Distribution (the “Closing”) will take place at the offices of BW, at 900 Main Campus Drive, Suite 500, Raleigh, North Carolina, at a mutually acceptable time and date to be determined by BW (the “Closing Date”).

5.2 Conditions to Closing.

(a) The obligations of the parties to complete the transactions provided for herein are conditioned upon the satisfaction or, if applicable, waiver of the conditions set forth in Section 2.2.

(b) The performance by each party of its obligations hereunder is further conditioned upon:

(i) the performance in all material respects by the other party of its covenants and agreements contained herein to the extent such are required to be performed at or prior to the Closing; and

(ii) the representations and warranties of the other party being true and complete in all material respects as of the Closing Date with the same force and effect as if made at and as of the Closing Date.

5.3 Deliveries at Closing.

(a) BW. At the Closing, BW will deliver or cause to be delivered to Republic Wireless:

(i) the Tax Sharing Agreement and the Employee Matters Agreement, each duly executed by an authorized officer of BW;

(ii) the Services Agreement duly executed by an authorized officer of BW;

(iii) the Facilities Sharing Agreement duly executed by an authorized officer of BW;

(iv) a secretary’s certificate certifying that the BW Board has authorized the execution, delivery and performance by BW of this Agreement, the Restructuring Agreements and the Other Agreements, which authorization will be in full force and effect at and as of the Closing; and

(v) such other documents and instruments as Republic Wireless may reasonably request.

(b) Republic Wireless. At the Closing, Republic Wireless will deliver or cause to be delivered to BW:

(i) the Tax Sharing Agreement and the Employee Matters Agreement, each duly executed by an authorized officer of Republic Wireless;

(ii) the Services Agreement duly executed by an authorized officer of Republic Wireless;

(iii) the Facilities Sharing Agreement duly executed by an authorized officer of Republic Wireless;

(iv) a secretary’s certificate certifying that the Republic Wireless Board has authorized the execution, delivery and performance by Republic Wireless of this Agreement, the Restructuring Agreements and the Other Agreements, which authorizations will be in full force and effect at and as of the Closing; and

(v) such other documents and instruments as BW may reasonably request.

ARTICLE VI

TERMINATION

6.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be amended, modified, supplemented or abandoned at any time prior to the Effective Time by and in the sole and absolute discretion of BW without the approval of Republic Wireless. For the avoidance of doubt, from and after the Effective Time, this Agreement may not be terminated (or any provision hereof modified, amended or waived) without the written agreement of all the parties.

6.2 Effect of Termination. In the event of any termination of this Agreement in accordance with Section 6.1, this Agreement will immediately become void and the parties will have no Liability whatsoever to each other with respect to the transactions contemplated hereby.

ARTICLE VII

MISCELLANEOUS

7.1 Definitions.

(a) For purposes of this Agreement, the following terms have the corresponding meanings:

“Action” means any demand, action, claim, suit, countersuit, litigation, arbitration, prosecution, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation whether or not commenced, brought, conducted or heard by or before, or otherwise involving, any court, grand jury or other governmental authority or any arbitrator or arbitration panel.

“Affiliates” means with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person; provided, that, for any purpose hereunder, in each case both before and after the Effective Time, none of the Persons listed in clause (i) or (ii) will be deemed to be Affiliates of any Person listed in any other such clause: (i) Republic Wireless taken together with its Subsidiaries and any of their respective Investees, or (ii) BW taken together with its Subsidiaries and their respective Investees.

“Assets” means assets, properties, interests and rights (including goodwill), wherever located, whether real, personal or mixed, tangible or intangible, movable or immovable, in each case whether or not required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“BW Board” means the Board of Directors of BW or a duly authorized committee thereof.

“BW Charter” means the Restated Certificate of Incorporation of BW, as in effect immediately prior to the Distribution Date.

“BW Entity” or “BW Entities” means and includes each of BW and its Subsidiaries (other than the Republic Wireless Entities), after giving effect to the Restructuring.

“BW Retained Assets” means all Assets which are held at the Effective Time by BW.

“BW Retained Businesses” means all businesses which are held at the Effective Time by BW.

“BW Retained Liabilities” means all Liabilities which are held at the Effective time by BW.

“BW Option” means an option to purchase shares of Bandwidth Stock pursuant to either of BW’s 2001 Stock Option Plan or BW’s 2010 Equity Compensation Plan, each as amended through and until the Effective Time.

“BW” means Bandwidth.com, Inc.

“Contribution” has the meaning given to such term in the Restructuring Plan.

“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of securities or partnership, membership, limited liability company, or other ownership interests, by contract or otherwise and the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“DGCL” means the Delaware General Corporation Law.

“Effective Time” means the time at which the Distribution will be effective.

“Employee Matters Agreement” means the Employee Matters Agreement to be entered into between BW and Republic Wireless, substantially in the form attached hereto as Exhibit E.

“Facilities Sharing Agreement” means the Facilities Sharing Agreement to be entered into between BW and Republic Wireless, substantially in the form attached hereto as Exhibit A.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“Governmental Authorization” means any authorization, approval, consent, license, certificate or permit issued, granted, or otherwise made available under the authority of any court, governmental or regulatory authority, agency, stock exchange, commission or body.

“IRS” means the Internal Revenue Service.

“Investee” of any Person means any Person in which such first Person owns or controls an equity or voting interest.

“Liabilities” means any and all debts, liabilities, commitments and obligations, whether or not fixed, contingent or absolute, matured or unmatured, direct or indirect, liquidated or unliquidated, accrued or unaccrued, known or unknown, and whether or not required by GAAP to be reflected in financial statements or disclosed in the notes thereto (other than taxes).

“Losses” means any and all damages, losses, deficiencies, Liabilities, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including the fees and expenses of any and all actions and demands, assessments, judgments, settlements and compromises relating thereto and the costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or in asserting, preserving or enforcing an Indemnitee’s rights hereunder), whether in connection with a Third-Party Claim or otherwise.

“Order” means any order, injunction, judgment, decree or ruling of any court, governmental or regulatory authority, agency, commission or body.

“Person” means any individual, corporation, company, partnership, trust, incorporated or unincorporated association, joint venture or other entity of any kind.

“Republic Wireless Assets” means the Assets described on Schedule 2 attached hereto.

“Republic Wireless Board” means the Board of Directors of Republic Wireless or a duly authorized committee thereof.

“Republic Wireless Businesses” means the Republic Wireless business, as more completely described on Schedule 3 attached hereto.

“Republic Wireless Charter” means the Restated Certificate of Incorporation of Republic Wireless to be filed with the Delaware Secretary of State immediately prior to the Effective Time, substantially in the form attached hereto as Exhibit C.

“Republic Wireless Entity” or “Republic Wireless Entities” means and includes each of Republic Wireless and its Subsidiaries, after giving effect to the Restructuring.

“Republic Wireless Liabilities” means all Liabilities of BW relating to the Republic Wireless Businesses, as more completely described on Schedule 4 attached hereto.

“Republic Wireless Option” means any option to purchase shares of Republic Wireless Stock issued pursuant to the Republic Wireless Equity Compensation Plan.

“Republic Wireless Equity Compensation Plan” means the Republic Wireless, Inc. 2016 Equity Compensation Plan.

“Restructuring Plan” means the Restructuring Plan attached hereto as Schedule 1.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, together with all rules and regulations promulgated thereunder.

“Services Agreement – BW for RW” means the Transition Services Agreement to be entered into between BW and Republic Wireless, substantially in the form attached hereto as Exhibit B-1.

“Services Agreement – RW for BW” means the Transition Services Agreement to be entered into between BW and Republic Wireless, substantially in the form attached hereto as Exhibit B-2.

“Subsidiary” when used with respect to any Person, means (i)(A) a corporation a majority in voting power of whose share capital or capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person, whether or not such power is subject to a voting agreement or similar encumbrance, (B) a partnership or limited liability company in which such Person or a Subsidiary of such Person is, at the date of determination, (1) in the case of a partnership, a general partner of such partnership with the power affirmatively to direct the policies and management of such partnership or (2) in the case of a limited liability company, the managing member or, in the absence of a managing member, a member with the power affirmatively to direct the policies and management of such limited liability company, or (C) any other Person (other than a corporation) in which such Person, one or more Subsidiaries of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has or have (1) the power to elect or direct the election of a majority of the members of the governing body of such Person, whether or not such power is subject to a voting agreement or similar encumbrance, or (2) in the absence of such a governing body, at least a majority ownership interest or (ii) any other Person of which an aggregate of 50% or more of the equity interests are, at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person. For purposes of this Agreement, both prior to and after the Effective Time, none of Republic Wireless and its Subsidiaries will be deemed to be Subsidiaries of BW or any of its Subsidiaries.

“Tax Sharing Agreement” means the Tax Sharing Agreement to be entered into between BW and Republic Wireless, substantially in the form attached hereto as Exhibit D.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

7.2 No Third-Party Rights. Except for the indemnification rights of the BW Indemnified Persons and the Republic Wireless Indemnified Persons pursuant to Section 4.1, nothing expressed or referred to in this Agreement is intended or will be construed to give any Person other than the parties hereto and their respective successors and assigns any legal or equitable right, remedy or claim under or with respect to this Agreement, or any provision hereof, it being the intention of the parties hereto that this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their respective successors and assigns.

7.3 Notices. All notices and other communications hereunder will be in writing and will be delivered in person, by facsimile (with confirming copy sent by one of the other delivery methods specified herein), by overnight courier or sent by certified, registered or express air mail, postage prepaid, and will be deemed given when so delivered in person, or when so received by facsimile or courier, or, if mailed, three (3) calendar days after the date of mailing, as follows:

if to any BW Entity:	Bandwidth.com, Inc.
900 Main Campus Drive, Suite 400 Raleigh, NC 27606 Attention: Legal Department Fax: 919.239.9903

if to any Republic Wireless Entity:	Republic Wireless, Inc.
900 Main Campus Drive, Suite 500 Raleigh, NC 27606 Attention: Legal Department Fax: 919.670.3115

or to such other address as the party to whom notice is given may have previously furnished to the other party in writing in the manner set forth above.

7.4 Entire Agreement. This Agreement (including the Exhibits and Schedules attached hereto) together with the Restructuring Agreements and the Other Agreements (including the Tax Sharing Agreement) embodies the entire understanding among the parties relating to the subject matter hereof and thereof and supersedes and terminates any prior agreements and understandings among the parties with respect to such subject matter, and no party to this Agreement will have any right, responsibility or Liability under any such prior agreement or understanding. Any and all prior correspondence, conversations and memoranda are merged herein and will be without effect hereon. No promises, covenants or representations of any kind, other than those expressly stated herein, have been made to induce either party to enter into this Agreement.

7.5 Binding Effect; Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except with respect to a merger of a party, neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any party hereto without the prior written consent of the other parties; provided, however, that BW and Republic Wireless may assign their respective rights, interests, duties, liabilities and obligations under this Agreement to any of their respective wholly-owned Subsidiaries, but such assignment will not relieve BW or Republic Wireless, as the assignor, of its obligations hereunder.

7.6 Governing Law; Jurisdiction. This Agreement and the legal relations among the parties hereto will be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware applicable to contracts made and performed wholly therein, without giving effect to any choice or conflict of laws provisions or rules that would cause the application of the laws of any other jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement, and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement, and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, will be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with Section 7.3 and this Section 7.6, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement or the subject matter hereof may not be enforced in or by such courts. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 7.3 will be deemed effective service of process on such party.

7.7 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.7.

7.8 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. Upon a determination that any provision of this Agreement is prohibited or unenforceable in any jurisdiction, the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the provisions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

7.9 Amendments; Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by applicable law. Any consent provided under this Agreement must be in writing, signed by the party against whom enforcement of such consent is sought.

7.10 No Strict Construction; Interpretation.

(a) BW and Republic Wireless each acknowledge that this Agreement has been prepared jointly by the parties hereto and will not be strictly construed against any party hereto.

(b) When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference will be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement will have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns and references to a party means a party to this Agreement.

7.11 Conflicts with Tax Sharing Agreement. In the event of a conflict between this Agreement and the Tax Sharing Agreement, the provisions of the Tax Sharing Agreement will prevail.

7.12 Counterparts. This Agreement may be executed in two or more identical counterparts, each of which will be deemed to be an original, and all of which together will constitute one and the same agreement. The Agreement may be delivered by facsimile transmission of a signed copy thereof.

(The remainder of this page is intentionally left blank.)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BANDWIDTH.COM, INC.

By:	/s/ David A. Morken
Name: David A. Morken
Title: Chief Executive Officer

REPUBLIC WIRELESS, INC.

By:	/s/ Chris Chuang
Name: Chris Chuang
Title: Chief Executive Officer

[SIGNATURE PAGE TO REORGANIZATION AGREEMENT]

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	—	Facilities Sharing Agreement

Exhibit B-1	—	Transition Services Agreement – BW for RW

Exhibit B-2	—	Transition Services Agreement – RW for BW

Exhibit C	—	Republic Wireless Charter

Exhibit D	—	Tax Sharing Agreement

Exhibit E	—	Employee Matters Agreement

Schedule 1	—	Restructuring Plan

Schedule 2	—	Republic Wireless Assets

Schedule 3	—	Republic Wireless Businesses

Schedule 4	—	Republic Wireless Liabilities

SCHEDULE 1

RESTRUCTURING PLAN

The Restructuring Plan includes the following steps in the following order:

•	Bandwidth.com, Inc. (“BW”) will contribute and assign to Republic Wireless, Inc. (“Republic Wireless”) the following: (1) the Republic Wireless Assets, (2) the Republic Wireless Liabilities, (3) the Republic Wireless Businesses, and (4) $30,000,000.00.

•	Republic Wireless will accept the Republic Wireless Assets, the Republic Wireless Businesses and $30,000,000.00 and will assume the Republic Wireless Liabilities.

•	In consideration for the contribution and assignment as contemplated above, RW also will issue to BW the following: (1) 5,421,988 of shares of the Class A Voting Common Stock of RW; and (2) 7,436 of shares of the Class B Non-Voting Common Stock of RW (collectively, the “RW Equity”).

•	Immediately following receipt of the RW Equity, BW will distribute the RW Equity pro rata to the holders of BW’s capital stock in accordance with resolutions approved by the Board of Directors of BW and by the holders of the Series A Preferred Stock of BW as follows: (1) at a rate of one share of Republic Wireless Class A Voting Common Stock for every share of BW Class A Voting Common Stock outstanding on the record date established by the BW Board of Directors, (2) at a rate of one share of Republic Wireless Class B Non-Voting Common Stock for every share of BW Class B Non-Voting Common Stock outstanding on the record date established by the BW Board of Directors, and (3) at a rate of one share of Republic Wireless Class A Voting Common Stock for every share of BW Series A Preferred Stock outstanding on the record date established by the BW Board of Directors, each subject to the conditions and provisions set forth by the BW Board of Directors.

•	In consideration for the contribution and assignment as contemplated above, Republic Wireless also will cause the issuance to the holders of options to purchase shares of BW a corresponding number of options to purchase shares of Republic Wireless’ Class A Voting Common Stock and Class B Non-Voting Common Stock as follows: (1) various stock options are outstanding under the BW 2001 Stock Option Plan and the BW Equity Compensation Plan (the “Bandwidth Options”); (2) in connection with the Spin-Off, it is intended that each Bandwidth Option shall be divided into two components: (i) a stock option outstanding with BW (the “Adjusted Bandwidth Option”), and (ii) a stock option granted under the Plan (the “Republic Wireless Option”); and (3) it is intended that the exercise prices of and number of shares of stock covered by each Adjusted Bandwidth Option and Republic Wireless Option shall be set in a manner that allocates the pre-Spin-Off intrinsic value of the corresponding Bandwidth Option between the Adjusted Bandwidth Option and the Republic Wireless Option in the manner described in the “Confidential Notice to Holders of Options to Purchase Shares of the Common Stock of Bandwidth.com, Inc.”

•

In consideration for the contribution and assignment as contemplated above, Republic Wireless also will cause the issuance to the holders of warrants to purchase shares of BW a corresponding number of warrants to purchase shares of Republic Wireless’ Class A Voting Common Stock as follows: (1) various warrants are outstanding (the “Bandwidth Warrants”); (2) in connection with the Spin-Off, it is intended that each Bandwidth Warrant shall be divided into two components: (i) a warrant outstanding with BW (the “Adjusted Bandwidth Warrant”), and (ii) a warrant outstanding with Republic Wireless (the “Republic Wireless Warrant”); and (3) it is intended that the exercise prices of and number of shares of stock covered by each Adjusted Bandwidth Warrant and Republic Wireless Warrant shall be set in a manner that allocates the pre-Spin-Off intrinsic value of the corresponding Bandwidth Warrant between the Adjusted Bandwidth Warrant and the Republic Wireless Warrant in such manner; provided, however, if any

Bandwidth Warrant has an exercise price per share equal to or less than $0.01 per share, then the exercise price of the Adjusted Bandwidth Warrant and the Republic Warrant each shall have an exercise price equal to the exercise price per share of the original Bandwidth Warrant.

SCHEDULE 2

REPUBLIC WIRELESS ASSETS

The Republic Wireless Assets mean and include the following:

Tangible Assets:

All tangible assets directly related to the Republic Wireless Business, including, without limitation, such tangible assets described on the list attached hereto as Schedule 1A.

Patents:

All U.S. patent applications, issued patents, PCT patent applications, and foreign patent applications or patents listed in the attached Schedule 1B.

Trademarks:

All U.S. trademark applications and trademark registrations listed in the attached Schedule 1C.

Other Intellectual Property:

All software, source code, object code, executable code, data, customer data, research and development (R&D) materials, copyrights, trade secrets, websites, domain names, blogs, and knowhow and all intellectual property associated therewith, to the extent owned by Bandwidth immediately prior to the transactions contemplated by the Agreement to which this Schedule 2 is attached, directly related to the Republic Wireless Business, including, without limitation, such assets described on the attached Schedule 1D.

Miscellaneous:

All of the following, to the extent owned by BW immediately prior to the transactions contemplated by the Agreement to which this Schedule 2 is attached:

•	All data owned and collected by Republic Wireless, including what is contained in Atlas. The link to Atlas’s database is http://54.164.56.156/docs/atlas_doc.html

•	All supply chain data related to the Republic Wireless Business, including, without limitation, the Supply Chain Data Category List on the attached Schedule 1E

•	All customer data related to current or former customers of the Republic Wireless Business

•	All marketing deliverables, information, data, and offers related to the Republic Wireless Business

•	All data related to the provision of Republic Wireless HR services, including, without limitation, all onboarding documentation, policies, and/or any recruitment material; provided, however, nothing herein is intended to preclude BW from the continued ownership and use of substantially similar materials used by BW in the operation of its business and from which such documentation, policies and/or material was or may have been derived

•	All information, posts, blogs, help topics, and other information in the Republic Wireless Community Forum

•	All systems and models related to the Republic Wireless Business, including, without limitation, (1) Opsware and all source code related to Opsware; (2) all models used by finance to operate, predict, and manage the Republic Wireless Business; (3) all systems and models related to customer relationship management, quote and ordering of Republic Wireless products and services; (4) all human resources related systems; provided, however, nothing herein is intended to preclude BW from the continued ownership and use of substantially similar materials used by BW in the operation of its business and from which such systems and/or models was or may have been derived

•	All processes used in connection with the operation of the Republic Wireless Business, including but not limited to the attached Supply Chain Process List on the attached Schedule 1F; provided, however, nothing herein is intended to preclude BW from the continued ownership and use of substantially similar processes used by BW in the operation of its business and from which such processes were or may have been derived

•	All contracts, forms, agreements, and training documents used in connection with the operation of the Republic Wireless Business; provided, however, nothing herein is intended to preclude BW from the continued ownership and use of substantially similar materials used by BW in the operation of its business and from which such documents and/or documentation was or may have been derived

•	All contracts and relationships, including but not limited to (1) any applicable contracts with any customer of the Republic Wireless Businesses; and (2) the contract list attached hereto as Schedule 1G

•	All corporate memberships, associations, forums related to the Republic Wireless Business

•	All third party work on products and features designed for the Republic Wireless Business, including, without limitation, all software, designs, specifications, blueprints, ideas, knowhow, work product

•	Packaging of products, documentation, SIM card and SIM card documentation/design

•	Inventory at ModusLink and any associated tools, processes, materials and packaging, including, without limitation, the inventory described on Schedule 1H attached hereto

•	Security, code management, and similar tools, including, without limitation, what is commonly referred to as Ada.

SCHEDULE 3

REPUBLIC WIRELESS BUSINESSES

All of the business(es) operated by the Republic Wireless business unit of Bandwidth.com, Inc., immediately prior to the Distribution, including, without limitation, (1) the business(es) described at republicwireless.com, and (2) those business(es) related to product(s) and/or service(s) not yet made available to the public by the Republic Wireless business (for example, Republic Anywhere, Republic Home, and any other similar product(s) and/or service(s)); provided, however, the “Republic Wireless Businesses” do not include the product and/or service commonly known as “Phonebooth” (for the purposes of this Schedule 3, “Phonebooth” does not include, if applicable, Phonebooth Mobile, which will, if applicable, be included within the Republic Wireless Businesses).

SCHEDULE 4

REPUBLIC WIRELESS LIABILITIES

Republic Wireless Liabilities means all Liabilities of BW relating to the Republic Wireless Businesses, including, without limitation, the following:

•	All liabilities and obligations to any current or former customer of the Republic Wireless Businesses, including, without limitation, any failure or alleged failure attributable to any products and/or services provided or sold by the Republic Wireless Businesses from time to time;

•	All liabilities, obligations and/or payables related to the contracts assigned to and assumed by Republic Wireless;

•	All liabilities and/or obligations due to any actual or alleged infringement of any patents, service marks, trademarks and/or other intellectual property of any third party attributable to any products and/or services provided or sold by the Republic Wireless Businesses from time to time; and

•	All liabilities for any taxes, fees, or surcharges due or payable in connection with the Republic Wireless Businesses (excluding any such taxes, fees or surcharges calculated on the basis of the net income of BW).